[EXHIBIT 23.1]




Chromatics Color Sciences International, Inc.
New York, New York


We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 13, 2001, except for Note 3, which is July 3, 2001, relating to the consolidated financial statements of Chromatics Color Sciences International, Inc. which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the uncertainties of the company continuation as a going concern.

We also consent to the reference to us under the caption "Experts" in the prospectus.


BDO Seidman, LLP
New York, New York

February 8, 2002